Exhibit 11







                                  PORTEC, Inc.

                   COMPUTATION OF NET INCOME PER COMMON SHARE





                                       Year Ended December 31,

                                 1994           1993           1992

Average shares outstanding     4,572,468      4,464,877*     4,034,571*


Net income                    $6,825,000     $4,696,000     $5,513,000

Per share amount              $     1.49     $     1.05*    $     1.37*





* Adjusted retroactively for 10% stock dividends paid in December 1994 and 1993.